 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2011

BONDS.COM GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 5th Avenue, 8th Floor New York, New York 10017
(Address of principal executive offices) (Zip Code)

(212) 946-3980
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 28, 2011, Bonds.com Group, Inc. (“we,” “our,” “us” and the “Company”) and our wholly-owned subsidiary Bonds.com Holdings, Inc. (“Holdings”) entered into and consummated a Repayment and Termination Agreement with certain holders of outstanding securities and rights issued by the Company (the “Holders”). Immediately prior to the consummation of the transactions contemplated by the Repayment and Termination Agreement, the Holders held (a) secured convertible promissory notes evidencing an aggregate of $1,111,655 principal and accrued interest outstanding (the “Notes”), which were issued by the Company and Holdings pursuant to a Secured Convertible Note and Warrant Purchase Agreement, dated on or about September 24, 2008 (the “September 2008 Purchase Agreement”) and a Secured Convertible Note and Warrant Purchase Agreement dated on or about June 8, 2009 (the “June 2009 Purchase Agreement”); (b) warrants to purchase an aggregate of 583,344 shares of the Company’s common stock (the “Warrants”) also issued pursuant to the September 2008 Purchase Agreement and the June 2009 Purchase Agreement; and (c) contingent rights to receive up to an aggregate of 3,541,667 shares of the Company’s common stock based on the Company’s revenue for the twelve-month period ending in February 2012 (the “Contingent Performance Shares”), which rights were granted by the Company pursuant to the Amendment No. 1 to Secured Convertible Notes dated as of October 12, 2010 and Amendment No. 2 to Secured Convertible Promissory Notes dated as of October 19, 2010.

Pursuant to the Repayment and Termination Agreement, the Company paid the Holders an aggregate of $873,039 and, in exchange, the Holders irrevocably agreed that (a) the Notes were cancelled, retired, terminated, satisfied in full and no longer outstanding; (b) the Warrants and rights to Contingent Performance Shares were terminated, cancelled and of no further force or effect; and (c) all obligations of the Company to any Holder under the Notes, the Warrants, the September 2008 Purchase Agreement, the June 2009 Purchase Agreement and the Second Amended and Restated Security Agreement dated as of May 28, 2009 were terminated and deemed satisfied in full.

The foregoing description of the Repayment and Termination Agreement is a summary only and is qualified in its entirety by reference to the Repayment and Termination Agreement itself, which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 4.01. Changes in Registrant’s Certifying Accountant.

On December 28, 2011, Daszkal Bolton LLP, the independent accounting firm previously engaged as the principal accountants to audit the Company’s financial statements (the “Former Accountant”), notified us that it was resigning as the Company’s independent auditors. The Former Accountant will complete certain non-audit services it was providing the Company related to state income tax returns. The Audit Committee of the Company’s Board of Directors will be interviewing new independent accounting firms and we anticipate they will engage a new principal independent auditor promptly.

The Former Accountant’s report on the Company’s financial statements for the fiscal years ended December 31, 2010 and 2009, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: The Former Accountant’s reports on the Company’s audited financial statements for the fiscal years ended December 31, 2010 and December 31, 2009 contained the following statement: “The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has sustained recurring losses and has negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During the six month period ending June 30, 2011, the Company and the Former Accountant disagreed regarding the appropriate GAAP accounting treatment of the Company’s issuance of Series D Convertible Preferred Stock and related common stock warrants during such period. Specifically, the disagreement related to the application of GAAP to certain price protection features of such securities. The Audit Committee of the Company’s Board of Directors discussed the accounting treatment with the Company’s management and the Former Accountant. The difference of opinion was resolved to the Former Accountant’s satisfaction. The Company has authorized the Former Accountant to respond fully to any inquiries of our successor accountant (when engaged by the Audit Committee) concerning the subject matter of this disagreement.

Except as discussed above, during the Company’s two most recent fiscal years ended December 31, 2010 and 2009 and the interim period through the effective date of the Former Accountant’s resignation, there have been no disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Accountant, would have caused the Former Accountant to make reference to the subject matter thereof in its reports. During the Company’s two most recent fiscal years ended December 31, 2010 and 2009 and the interim period through the effective date of the Former Accountant’s resignation, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided the Former Accountant with a copy of the disclosures it is making in this Current Report on Form 8-K prior to filing with the Securities and Exchange Commission (“SEC”) and requested that the Former Accountant furnish the Company with a letter addressed to the SEC stating whether or not it agrees with such disclosures. A copy of such letter, dated January 4, 2012, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Termination and Repayment Agreement dated as of December 28, 2011

16.1	Letter of Daszkal Bolton LLP dated January 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 4, 2012

BONDS.COM GROUP, INC.

By:	/s/ John Ryan
Name:	John Ryan
Title:	Chief Financial Officer